December 11, 2007

Mr. William Lyons

2601 North Ocean Boulevard

Gulf Stream, FL 33483

Re:	Temporary Salary Adjustment

Dear Bill:

By signing in the space provided below, you agree to a reduction in your annual salary for the calendar year 2008 from $400,000 to $100,000. Salary payments will continue to be made on the 15th and last day of each month in accordance with the Company’s ordinary payroll practices. Effective January 1, 2009, assuming you remain in AXS-One’s employ, your annual salary will revert to the current rate of $400,000, unless mutually agreed otherwise.

Additionally, in the event there is a Change of Control, as defined in Section 7(e) of your Employment Agreement dated April 21, 2004, during the calendar year 2008, your annual salary will revert to the current rate of $400,000. Should your employment relationship with AXS-One terminate during the calendar year 2008 under circumstances whereby you would be entitled to severance benefits pursuant to Section 7 of the aforementioned Employment Agreement, such benefits will be calculated at your current annual salary rate of $400,000.

In conjunction with this salary reduction, you are being awarded 600,000 restricted shares of the Company’s common stock pursuant to the 2005 Stock Incentive Plan, as set forth in a Restricted Stock Agreement provided herewith.

If these terms are acceptable, please sign and date this letter below.

Very truly yours,

AXS-ONE INC.
By:	/s/ Joseph P. Dwyer
Joseph P. Dwyer
Chief Financial Officer

ACCEPTED AND AGREED:
/s/ William P. Lyons
William P. Lyons